EXHIBIT 12.1

                                PSI ENERGY, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                               12 Months Ended December 31
                                       ----------------------------------------------------------------------------
                                               1998           1997           1996            1995           1994
                                               ----           ----           ----            ----           ----
                                                               (Thousands, except ratios)

Earnings Available
  Net Income                                  $52,038       $132,205        $125,678       $145,815        $82,192
  Plus:
      Income Taxes                             23,147         77,380          77,191         84,102         51,678
      Interest on Long-term Debt               80,259         71,638          67,001         70,577         68,862
      Other Interest                           11,060         13,584          14,511         15,821         15,292
      Interest Component of Rents (a)           5,351          5,390           4,921          3,620          3,946
                                       ----------------------------------------------------------------------------
         Total Available                     $171,855       $300,197        $289,302       $319,935       $221,970
                                       ============================================================================

Fixed Charges

  Interest Charges                            $91,319        $85,222         $81,512        $86,398        $84,154
  Interest Component of Rents (a)               5,351          5,390           4,921          3,620          3,946
                                       ----------------------------------------------------------------------------
      Total Fixed Charges                     $96,670        $90,612         $86,433        $90,018        $88,100
                                       ============================================================================

Ratio of Earnings to Fixed Charges               1.78           3.31            3.35           3.55           2.52
                                       ============================================================================

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(a)    Estimated interest component of rentals (1/3 of rentals was used where no readily defined interest element could be determined).